Exhibit 15.1

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

Pursuant to the Business Combination Agreement dated May 12, 2021 (the “Business Combination Agreement”) by and among Arqit Quantum Inc. (the “Company”), Centricus Acquisition Corp. (“Centricus”), Centricus Heritage LLC, a Cayman Islands limited liability company, solely in its capacity as Centricus’ representative (the “Sponsor”), Arqit Limited, a company limited by shares incorporated in England, David John Williams, solely in his capacity as the Company Shareholders representative, and the shareholders of the Company party thereto: (i) on September 2, 2021, Centricus merged into the Company (the “Merger”), with the Company surviving the merger, and the security holders of Centricus (other than security holders of Centricus electing to redeem their Centricus ordinary shares) became security holders of the Company, and (ii) on September 3, 2021, the Company acquired of all of the issued and outstanding share capital of Arqit Limited from the shareholders of Arqit Limited in exchange for ordinary shares of the Company, such that Arqit Limited is now a direct wholly owned subsidiary of the Company (the “Share Acquisition”, and together with the Merger, the “Business Combination”).

In consideration for the Merger, each Centricus shareholder received one Company ordinary share and one Company warrant for each ordinary share and warrant they held in Centricus, respectively, immediately prior to the Merger. Each ordinary share of Arqit Limited was acquired by the Company in exchange for 46.06 ordinary shares of the Company.

On May 12, 2021, concurrently with the execution of the Business Combination Agreement, the Company and Centricus entered into subscription agreements with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to such PIPE Investors, an aggregate of 7,100,000 ordinary shares at $10.00 per share for gross proceeds of $71,000,000 (the “PIPE Financing” and together with the Business Combination, the “Transactions”). The PIPE Investors include certain affiliates of Centricus, agreed to fund $51,000,000 of the PIPE Financing. The PIPE Financing closed on September 3, 2021 immediately after the Business Combination.

In connection with the Transactions, Centricus’ shareholders elected to redeem an aggregate of 30,151,570 Class A Ordinary Shares of Centricus after taking into account the purchase of 2,200,000 Centricus Class A ordinary shares by Heritage Assets SCSP (“Heritage”).

Heritage, an investor in the Sponsor and a party to the subscription agreement with Centricus and the Company, purchased 2,200,000 Centricus Class A ordinary shares in the secondary market at a price of $10.00 per share from existing Centricus public shareholders that have submitted their shares for redemption, and such these redemptions were revoked prior to the purchase. As an incentive to the purchase by Heritage, the Sponsor and certain shareholders of the Company agreed to transfer to Heritage (i) an aggregate number of up to 2,000,000 Company ordinary shares from certain affiliates of the Sponsor and certain shareholders of the Company and (ii) an aggregate number of up to 3,760,000 the Company warrants from certain affiliates of the Sponsor, in each case immediately following the completion of the Transactions.

The obligations of each party to consummate the Business Combination were conditioned on, among other things, the satisfaction or written waiver of a requirement that after taking into account payments by Centricus for redemptions and including any proceeds from the PIPE financing, Centricus and the Company shall have at least an aggregate of $150.0 million (the “Minimum Cash Condition”) of cash held either in or outside of Centricus’ trust account (the “Closing Cash”). Each of Centricus and the Company shareholders waived the Minimum Cash Condition on the condition that the Closing Cash was equal to an aggregate of at least $100.0 million.

The unaudited pro forma combined balance sheet as of March 31, 2021 combines the historical balance sheets of Centricus and Arqit Limited on a pro forma basis as if the Transactions, summarized below, had been consummated as of that date.

The unaudited pro forma combined balance sheet as of March 31, 2021 has been prepared using the following:

•	Arqit Limited’s unaudited historical consolidated statement of financial position as of March 31, 2021; and

•	Centricus’ unaudited historical balance sheet as of March 31, 2021.

The unaudited pro forma combined statement of operations for the six months ended March 31, 2021 has been prepared using the following:

•	Arqit Limited’s unaudited historical consolidated statement of comprehensive income for the six months ended March 31, 2021;

•	Centricus’ unaudited historical statement of operations for the three months ended March 31, 2021; and

•	Centricus’ audited historical statement of operations for the period from November 24, 2020 (inception) through December 31, 2020.

The unaudited pro forma combined statement of operations for the year ended September 30, 2020 has been prepared using the following:

•	Arqit Limited’s audited historical statement of comprehensive income for the year ended September 30, 2020; and

•	Centricus’ audited historical statement of operations for the period from November 24, 2020 (inception) through December 31, 2020.

The historical financial statements of Arqit Limited have been prepared in accordance with IFRS and presented in British pound sterling. The historical financial statements of Centricus have been prepared in accordance with U.S. GAAP and presented in U.S. dollars. The historical financial information of Centricus has been adjusted to give effect to the differences between U.S. GAAP and IFRS, and the financial statements of Arqit Limited have been translated into U.S. dollars, for the purposes of the unaudited pro forma combined financial information. Refer to Note 1 for further information.

The unaudited pro forma combined financial information has been presented for informational purposes only and is not necessarily indicative of what the Company’s actual financial position or results of operations would have been had the Transactions been completed as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the Company.

The unaudited pro forma adjustments and unaudited transaction accounting adjustments are based on information currently available. The assumptions and estimates underlying the unaudited pro forma adjustments and unaudited transaction accounting adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the unaudited pro forma combined financial information. As the unaudited pro forma combined financial information has been prepared based on preliminary estimates, the final amounts recorded may differ materially from the information presented. As a result, this unaudited pro forma combined financial information should be read in conjunction with the historical financial information included elsewhere in the Company’s report on Form 20-F dated September 10, 2021 and other filings with the Securities and Exchange Commission.

Accounting for the Transactions

The acquisition of Arqit Limited’s shares by the Company will be accounted for as a “reverse acquisition” in accordance with IFRS. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes.

This determination was primarily based on the assumptions that Arqit Limited’s shareholders will hold a majority of the voting power of the combined company, Arqit Limited’s operations will substantially comprise the ongoing operations of the combined company, Arqit Limited’s designees are expected to comprise a majority of the governing body of the combined company, and Arqit Limited’s senior management will comprise the senior management of the combined company.

Accordingly, for accounting purposes, the acquisition of Arqit Limited’s shares by the Company will be treated as the equivalent of Arqit Limited issuing shares for the net assets of the Company, accompanied by a recapitalization. It has been determined that the Company is not a business under IFRS, hence the transaction is accounted for within the scope of IFRS 2 (“Share-based payment”).

In accordance with IFRS 2, the difference in the fair value of the Arqit Limited equity instruments deemed issued to the Company shareholders over the fair value of identifiable net assets of the Company represents a service for listing, and is accounted for as a share-based payment which is expensed as incurred. The net assets will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the acquisition of the Arqit Limited shares by the Company will be deemed to be those of Arqit Limited.

Basis of Pro Forma Presentation

The adjustments presented in the unaudited pro forma combined financial statements have been identified and presented to provide an understanding of the combined company upon consummation of the Transactions for illustrative purposes.

The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma combined financial information.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. The unaudited pro forma combined financial information should not be relied upon as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Arqit Limited and Centricus have not had any historical relationship prior to the Transactions. Accordingly, no transaction accounting adjustments were required to eliminate activities between the companies.

The historical financial information of Centricus has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited pro forma combined financial information. No adjustments were required to convert Centricus’ financial statements from U.S. GAAP to IFRS except to reclassify Centricus’ accrued offering costs and related party promissory note payable to trade and other payables, and to reclassify formation and operating costs to administrative expenses to align with IFRS presentation. This did not impact total current liabilities total liabilities or loss from operations.

Centricus consummated its IPO on February 8, 2021. Transactions post year end that are directly attributable, factually supportable, and that are expected to have an impact on the combined entity have been included in the transaction accounting adjustments for the unaudited pro forma combined statement of operations for the year ended September 30, 2020. The adjustments presented in the unaudited pro forma combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company after giving effect to the Transactions. The unaudited pro forma combined financial information has been prepared with U.S. dollars as the presentation currency of the combined company.

Earnout Shares issuable upon satisfaction of the Earnout Condition have not been considered in either the no redemption scenario or the maximum redemption scenario. As the likelihood of the Earnout Condition being satisfied is believed to have a less than 50% probability, the additional 10,000,000 shares are not factored into the pro forma adjustments or transaction accounting adjustments.

Under the terms of the Business Combination Agreement, Arqit Limited shareholders were entitled to their Pro Rata Portion of the lower of (i) the amount (which may be zero) by which the Parent Closing Cash exceeded $500,000,000, and (ii) $90,000,000 (the “Cash Consideration”) (only if the relevant Arqit Limited shareholder elected to receive Cash Consideration). The Parent Closing Cash did not exceed $500,000,000, and therefore no Cash Consideration was payable, and was not factored into the preparation of the unaudited pro forma combined financial information.

The following table summarizes the pro forma number of Company ordinary shares outstanding following the completion of the Transactions, by source, in each case, without giving effect to (i) the Company warrants that remain outstanding immediately following the completion of the Transactions and may be exercised thereafter or (ii) any options that are outstanding following the completion of the Transactions under the Company’s equity incentive plan, but includes the Centricus Class B ordinary shares, which upon the closing of the Merger converted into 8,625,000 Company ordinary shares):

	Number of Shares(1)	% of Shares
Centricus’ existing public shareholders	4,348,430	4%
Centricus Initial Shareholders	10,450,096	9%
PIPE Investors(2)	7,100,000	7%
Arqit Limited shareholders(3)	88,174,904	80%
Total	110,073,430	100%

(1)	Excludes (a) Company ordinary shares issuable upon the exercise of 14,891,640 the Company warrants to be outstanding upon completion of the Transactions, (b) 9,464,357 Company ordinary shares issuable pursuant to the Company’s equity incentive plan and (c) the 10,000,000 Earnout Shares issuable upon satisfaction of the Earnout Condition.
(2)	Includes 7,100,000 Company ordinary shares held by PIPE Investors.
(3)	Based on an estimated price of $10.00 per share.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF MARCH 31, 2021

(in U.S. dollars)

	Arqit Limited				Centricus Acquisition Corp.					Reflecting Actual Redemptions upon the Closing of the Business Combination on September 3, 2021
	Historical (Note 1)	Pro forma adjustments	Note 2	As adjusted	Historical (Note 1)	Pro forma adjustments		Note 2	As adjusted	Transaction accounting adjustments	Note 2	Pro forma combined
Assets
Non-Current Assets
Property, plant and equipment	$104,007	$-		$104,007	$-		$-		$-	$-		$104,007
Intangible assets	13,591,873	-		13,591,873	-		-		-	-		13,591,873
Fixed asset investments	34,490	-		34,490	-		-		-	-		34,490
Cash and marketable securities held in Trust Account	-	-		-	345,004,632		(345,004,632)	2(a)	-	-		-

Total Non-Current Assets	13,730,370	-		13,730,370	345,004,632		(345,004,632)		-	-		13,730,370

Current Assets
Trade and other receivables	$533,407	$-		$533,407	$806,550		$-		$806,550	$-		$1,339,957
Cash and cash equivalents	7,671,251	-		7,671,251	1,159,689		31,411,635	2(b)	32,571,324	50,011,821	2(b)	90,254,396
Total Current Assets	8,204,658	-		8,204,658	1,966,239		31,411,635		33,377,874	50,011,821		91,594,353

Total Assets	21,935,028	-		21,935,028	346,970,871		(313,592,997)		33,377,874	50,011,821		105,324,723

Liabilities and Shareholders’ Equity
Current Liabilities
Trade and other payables CL	$5,542,844	$10,290,815	2(c)	$15,833,659	$995,507		$14,655,488	2(c)	$15,650,995	$(20,988,179)	2(c)	$10,496,475
Loans and borrowings	4,828,600	(4,828,600)	2(d)	-	-		-		-	-		-
Total Current Liabilities	10,371,444	5,462,215		15,833,659	995,507		14,655,488		15,650,995	(20,988,179)		10,496,475

Non-Current Liabilities
Loans and borrowings	$14,971,570	$(14,485,800)	2(d)	$485,770	$-		$-		$-	$-		$485,770
Deferred underwriting fee payable	-	-		-	12,075,000		(12,075,000)	2(c)	-	-		-
Warrant Liability	-	-		-	10,275,250		-		10,275,250	-		10,275,250
Trade and other payables NCL	1,585,387	-		1,585,387	-		-		-	-		1,585,387
Class A ordinary shares subject to possible redemption, 31,862,511 shares at redemption value	-	-		-	318,625,110		(301,515,700)	2(i)	17,109,410	(17,109,410)	2(e)	-
Total Liabilities	26,928,401	(9,023,585)		17,904,816	341,970,867		(298,935,212)		43,035,655	(38,097,589)		22,842,882

Shareholders’ Equity
Arqit
Share capital	$178	$-		$178	$-	$			$-	$(178)	2(g)	$-
Share premium reserve	-	20,694,000	2(d)	20,694,000	-				-	(20,694,000)	2(g)	-
Convertible loan notes treated as equity	1,379,600	(1,379,600)	2(d)	-	-				-	-		-
Share option reserve	238,498	-		238,498	-				-	(238,498)	2(g)	-
Accumulated deficit	(6,611,649)	(10,290,815)	2(c)	(16,902,464)	-				-	16,902,464	2(g)	-

Centricus
Class A share capital					264		-		264	(435)	2(g)	-
										171	2(e)
Class B share capital					863		-		863	(863)	2(h)	-
Additional paid-in capital					-		-		-	17,109,239	2(e)	-
										(17,109,239)	2(g)
Accumulated reserve/ (deficit)					4,998,877		(14,655,488)	2(c)	(9,658,908)	9,658,908	2(g)	-
							(2,297)	2(c)
Pubco
Ordinary share capital										710	2(f)	11,008
										9,000	2(g)
										863	2(h)
										435	2(g)
Share premium reserve										70,999,290	2(f)	229,543,331
										17,109,239	2(g)
										130,399,532	2(g)
										178	2(g)
										20,694,000	2(g)
										(9,658,908)	2(g)
Accumulated deficit										(16,902,464)	2(g)	(147,310,996)
										(130,408,532)	2(g)
Share option reserve										238,498	2(g)	238,498
Total Shareholders' Equity	(4,993,373)	9,023,585		4,030,212	5,000,004		(14,657,785)		(9,657,781)	88,109,410		82,481,841

Total Liabilities and Shareholders' Equity	21,935,028	-		21,935,028	346,970,871		(313,592,997)		33,377,874	50,011,821		105,324,723

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED MARCH 31, 2021

(in U.S. dollars, except share and per-share data)

	Arqit Limited				Centricus Acquisition Corp.				Reflecting Actual Redemptions upon the Closing of the Business Combination on September 3, 2021
	Historical (Note 1)	Pro forma adjustments	Note 2	As adjusted	Historical (Note 1)	Pro forma adjustments	Note 2	As adjusted	Transaction accounting adjustments	Note 2	Pro forma combined
Continuing Operations
Administrative expenses	$(5,374,260)	$-		$(5,374,260)	$(1,658,238)	$-		$(1,658,238)	$(130,408,532)	2(g)	$(137,441,030)
Loss from operations	(5,374,260)	-		(5,374,260)	(1,658,238)	-		(1,658,238)	(130,408,532)		(137,441,030)

Finance income	-	-		-	10,279,882	-		10,279,882	-		10,279,882
Finance expense	(575,244)	-		(575,244)	-	-		-	-		(575,244)
	$(5,949,504)	$-		$(5,949,504)	$8,621,644	$-		$8,621,644	$(130,408,532)		$(127,736,392)

Tax credit	-	-		-	-	-		-	-		-
Total loss from operations	$(5,949,504)	$-		$(5,949,504)	$8,621,644	$-		$8,621,644	$(130,408,532)		$(127,736,392)

Basic and diluted weighted average shares outstanding	1,286,600			1,286,600	41,090,930			41,090,930			110,073,430

Basic and diluted attributable loss per share	(4.62)			(4.62)	0.21			0.21			(1.16)

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED SEPTEMBER 30, 2020

(in U.S. dollars, except share and per-share data)

	Arqit Limited				Centricus Acquisition Corp.				Reflecting Actual Redemptions upon the Closing of the Business Combination on September 3, 2021
	Historical (Note 1)	Pro forma adjustments	Note 2	As adjusted	Historical (Note 1)	Pro forma adjustments	Note 2	As adjusted	Transaction accounting adjustments	Note 2	Pro forma combined
Continuing Operations
Other operating income	$1,963,275	$-		$1,963,275	$-	$-		$-	$-		$1,963,275
Administrative expenses	(2,772,085)	-		(2,772,085)	(5,000)	-		(5,000)	(130,408,532)	2(g)	(133,185,617)
Loss from operations	(808,810)	-		(808,810)	(5,000)	-		(5,000)	(130,408,532)		(131,222,342)

Finance income	64,889	-		64,889	-	10,275,250	2(j)	10,275,250	-		10,340,139
Finance expense	(392,704)	-		(392,704)	-	-		-	-		(392,704)
Loss from operations before tax	$(1,136,625)	$-		$(1,136,625)	$(5,000)	$10,275,250		$10,270,250	$(130,408,532)		$(121,274,907)

Tax credit	568,420	-		568,420	-	-		-	-		568,420
Total loss from operations	$(568,205)	$-		$(568,205)	$(5,000)	$10,275,250		$10,270,250	$(130,408,532)		$(120,706,487)

Basic and diluted weighted average shares outstanding	1,286,600			1,286,600	7,500,000			7,500,000			110,073,430

Basic and diluted attributable loss per share	(0.44)			(0.44)	(0.00)			1.37			(1.10)

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(in U.S. dollars, except share and per-share data)

Note 1 — IFRS Adjustments and Reclassifications

The historical balance sheet of Centricus at March 31, 2021 was prepared in accordance with U.S. GAAP, and has been adjusted to give effect to the differences between U.S. GAAP and IFRS.

	CENTRICUS ACQUISITION CORP. CONDENSED BALANCE SHEET AT MARCH 31, 2021
	Centricus Acquisition Corp. US GAAP (unaudited)	IFRS Conversion and Presentation Alignment	Note	Centricus Acquisition Corp. IFRS
Assets
Non-Current Assets
Cash and marketable securities held in Trust Account	$345,004,632	$-		$345,004,632
Total Non-Current Assets	345,004,632	-		345,004,632

Current Assets
Trade and other receivables	$-	$806,550	1(a)	$806,550
Cash and cash equivalents	1,159,689	-		1,159,689
Prepaid expenses	806,550	(806,550)	1(a)	-
Total Current Assets	1,966,239	-		1,966,239

Total Assets	346,970,871	-		346,970,871

Liabilities and Shareholders’ Equity
Current Liabilities
Trade and other payables	$-	$995,507	1(a)	$995,507
Accrued expenses	844,864	(844,864)	1(a)	-
Accrued offering costs	17,653	(17,653)	1(a)	-
Promissory note - related party	132,990	(132,990)	1(a)	-
Total Current Liabilities	995,507	-		995,507

Non-current Liabilities
Deferred underwriting fee payable	$12,075,000	$-		$12,075,000
Warrant Liability	10,275,250	-		10,275,250
Class A ordinary shares subject to possible redemption, 31,862,511 shares at redemption value	-	318,625,110	1(b)	318,625,110
Total Liabilities	23,345,757	-		341,970,867

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 31,862,511 shares at redemption value	$318,625,110	$(318,625,110)	1(b)	$-

Shareholders' Equity
Class A share capital	$264	$-		$264
Class B share capital	863	-		863
Accumulated reserve	4,998,877	-		4,998,877
Total Shareholders' Equity	5,000,004	-		5,000,004

Total Liabilities and Shareholders' Equity	346,970,871	(318,625,110)		346,970,871

(a)	Reflects the reclassification adjustments to align Centricus’ historical balance sheet balances with the presentation of Arqit Limited’s historical balance sheet. These reclassifications have no impact on total liabilities or total assets.

(b)	Reflects the U.S. GAAP to IFRS conversion adjustment related to the reclassification of Centricus’ historical mezzanine equity (Class A ordinary shares subject to possible redemption) into non-current liabilities.

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(in U.S. dollars, except share and per-share data)

The historical statement of continued operations of Centricus for the three months ended March 31, 2021 and November 24, 2020 to December 31, 2020, was prepared in accordance with U.S. GAAP, and has been adjusted to give effect to the differences between U.S. GAAP and IFRS.

	CENTRICUS ACQUISITION CORP. CONDENSED STATEMENT OF OPERATIONS
	November 24, 2020 (inception) to March 31, 2021				November 24, 2020 (inception) to December 30, 2020
	Centricus Acquisition Corp. US GAAP (unaudited)	IFRS Conversion and Presentation Alignment	Note	Centricus Acquisition Corp. IFRS	Centricus Acquisition Corp. US GAAP (unaudited)	IFRS Conversion and Presentation Alignment	Note	Centricus Acquisition Corp. IFRS
Administrative expenses	$-	$(1,658,238)	1('c)	$(1,658,238)	$-	$(5,000)	1('c)	$(5,000)
Formation and operating costs	(1,658,238)	1,658,238	1('c)	-	(5,000)	5,000	1('c)	-
Loss from operations	(1,658,238)	-		(1,658,238)	(5,000)	-		(5,000)

Finance income	$-	$10,279,882	1('c)	$10,279,882	$-	$-		$-
Interest earned on marketable securities held in Trust Account	4,632	(4,632)	1('c)	-	-	-		-
Change in fair value of warrants	10,275,250	(10,275,250)	1('c)	-	-	-		-
Loss from operations before tax	8,621,644	-		8,621,644	(5,000)	-		(5,000)

Tax credit	-	-		-	-	-
Total loss from operations	$8,621,644	$-		$8,621,644	$(5,000)	$-		$(5,000)

(c)	Reflects the reclassification adjustment to align Centricus’ historical statement of operations with the presentation of Arqit Limited’s statement of comprehensive income. This reclassification has no impact on total loss from operations.

Note 2 — Pro Forma Adjustments and Transaction Accounting Adjustments

(a)	Reflects the reclassification adjustment to the Centricus pro forma balance sheet of $345,004,632 cash and marketable securities held in the trust account (see Note 2(b)(i)).

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(in U.S. dollars, except share and per-share data)

(b)	Represents the impact of the Transactions, accounted for as a reverse recapitalization, on the cash balance of the Company.

The table below represents the sources and uses of funds as it relates to the Transactions:

	Note	Reflecting Actual Redemptions upon the Closing of the Business Combination on September 3, 2021
Cash balance of Arqit prior to the Proposed Transaction		$7,671,251
Cash balance of Centricus prior to the Proposed Transaction		1,159,689
Total cash prior to the Proposed Transaction		8,830,940

Centricus pro forma adjustments:
Centricus cash held in Trust Account	i	$345,002,335
Payment of deferred underwriting fee	ii	(12,075,000)
Payment to redeeming Centricus public stockholders	iii	(301,515,700)
Total Centricus pro forma adjustments		31,411,635

Proposed Transaction accounting adjustments:
PIPE financing	iv	$71,000,000
Payment of historic Arqit transaction costs accrued	v	(276,181)
Payment of incremental Arqit transaction costs	vi	(5,290,815)
Payment of historic Centricus transaction costs accrued	vii	(765,695)
Payment of incremental Centricus transaction costs	viii	(14,655,488)
Total Proposed Transaction pro forma accounting adjustments		50,011,821

Pro forma cash balance		$90,254,396

i.	Represents the amount of the restricted investments and cash held in the Trust Account upon consummation of the Transactions along with $2,297 net interest payable that became available to fund the Transactions (see Note 2(a)).
ii.	Represents the payment of deferred underwriting fees incurred as part of the IPO committed to be paid upon the consummation of a Transactions (see Note 2(c)(i)).
iii.	Represents the amount paid to 30,151,570 public stockholders who exercised redemption rights (see Note 2(i)).
iv.	Represents the issuance, in the PIPE Financing, to third-party investors of up to 71,000,000 Company ordinary shares assuming a stock price of $10 (see Note 2(f)).
v.	Represents payment of transaction costs incurred by Arqit Limited recognized in the historic unaudited statement of comprehensive income for the six months ended March 31, 2021 (see Note 2(c)(ii)).
vi.	Represents payment of the estimated incremental Arqit Limited transaction costs (see Note 2(c)(ii)).
vii.	Represents payment of transaction costs incurred by Centricus recognized in the historic unaudited statement of operations for the three months ended March 31, 2021 (see Note 2(c)(iii)).
viii.	Represents payment of estimated direct and incremental Centricus transaction costs (see Note 2(c)(iii)).

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(in U.S. dollars, except share and per-share data)

(c)	Represents transaction costs incurred as part of the Transactions:

i.	Payment of the deferred underwriters’ fees incurred in connection with Centricus’ IPO is reflected as an adjustment to the Centricus pro forma balance sheet. Immediately prior the closing of the Transactions, these costs will be settled as a reduction of $12,075,000 to cash and cash equivalents with a corresponding decrease to deferred underwriting fee payable (see Note 2(b)(ii)).
ii.	The total estimated incremental transaction costs related to the Transactions incurred by Arqit Limited is $10,566,996, of which $276,181 has been recognized in Arqit Limited’s unaudited historical financial statements, and $10,290,815 is recognized as an adjustment to the Arqit Limited pro forma balance sheet as an increase in current liabilities and a corresponding increase in Arqit Limited accumulated deficit. $5,000,000 of the total transaction fees payable by Arqit Limited remains deferred at the date of the Transactions. The remaining estimated incremental transaction costs are reflected as an adjustment to the unaudited pro forma combined balance sheet as a reduction of cash and cash equivalents with a corresponding decrease in current liabilities (see Note 2(b)(v) and Note 2(b)(vi)). These transaction costs are not expected to have a recurring impact.
iii.	The total estimated direct and incremental transaction costs related to the Transactions incurred by Centricus is $15,421,183, of which $765,695 has been recognized in Centricus’ unaudited historical financial statements. The remainder of $14,655,488 is recognized as an adjustment to the Centricus pro forma balance sheet as an increase in current liabilities and a corresponding increase in Centricus’ accumulated deficit. This includes $5,125,000 directly attributable to the equity issuance related to the Transactions incurred by Centricus. The total estimated incremental transaction costs are reflected as an adjustment to the unaudited pro forma combined balance sheet as a reduction of cash and cash equivalents with a corresponding decrease in current liabilities (see Note 2(b)(vii) and Note 2(b)(viii)). These transaction costs are not expected to have a recurring impact.

(d)	Represents the conversion of Arqit Limited’s Company Loan Notes outstanding into ordinary shares in Arqit Limited immediately prior to the Share Acquisition Closing. The following are adjustments to the Arqit pro forma balance sheet:

i.	$1,379,600 of convertible loan notes issued on March 22, 2018 were reflected in Arqit Limited’s audited historical financial statements as convertible loan notes treated as equity. These notes converted to 338,604 ordinary shares in Arqit Limited, reflected as an increase to Arqit share premium reserve.
ii.	$4,828,600 of convertible loan notes issued on June 21, 2019 were classified as loans and borrowings in Arqit Limited’s audited historical financial statements. These notes converted to 167,303 ordinary shares in Arqit Limited, reflected as an increase to Arqit Limited share premium reserve.
iii.	$14,485,800 of convertible loan notes issued on October 13, 2020 and December 18, 2020 were converted to 204,167 ordinary shares in Arqit Limited. The conversion was reflected as a reclassification from loans and borrowings to Arqit Limited share premium reserve.

(e)	The unaudited pro forma combined balance sheet reflects the reclassification of Centricus’ Class A ordinary shares which were not redeemed from non-current liabilities to $171 Centricus Class A share capital and $17,109,239 additional paid in capital in connection with the Transactions.

(f)	Represents the proceeds received from the PIPE Financing with the corresponding issuance of 7,100,000 Company ordinary shares, with a nominal value of $0.0001, assuming stock price of $10.00 per share. The unaudited pro forma combined balance sheet reflects this payment as an increase of cash and cash equivalents of $71,000,000 (see Note 2(c)(iv)) with a corresponding increase to ordinary share capital of $710 and increase to share premium reserve of $70,999,290.

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(in U.S. dollars, except share and per-share data)

(g)	To reflect the recapitalization of Arqit Limited through adjustments to the unaudited pro forma combined financial statements as follows:

i.	The contribution of all the aggregate share capital, share premium reserve, share option reserve and accumulated deficit in Arqit Limited to the Company of $178, $20,694,000, $238,498, and $16,902,464.
ii.	The issuance of 88,174,904 Company ordinary shares to Arqit Limited shareholders and 1,825,096 to Shareholders of the Sponsor is recorded as an increase to Company ordinary share capital of $9,000, and an increase in the Company share premium reserve of $130,399,532.
iii.	The elimination of the historical Centricus Class A share capital of $435, additional paid in capital of $17,109,239 and accumulated deficit of $9,658,908.
iv.	The fair value of the shares issued over the value of the net monetary assets acquired in the Transactions is $130,408,532 as reflected in the unaudited condensed combined statement of operations for the six months ended March 31, 2021 and for the twelve months ended September 30, 2020.

(h)	Reflects the net adjustment in respect of Centricus Class B ordinary shares in relation to the reorganization between Centricus and the Company and the Transactions. Upon completion of the reorganization between Centricus and the Company, all Centricus Class B ordinary shares were surrendered in exchange for the same number of Company ordinary shares. The unaudited pro forma combined balance sheet reflects these adjustments as a reduction to Centricus Class B share capital of $863 with a corresponding increase to the Company ordinary share capital of $863.

(i)	Reflects actual redemption of 30,151,570 Centricus Class A Shares into cash of $301,515,700 by Centricus Class A shareholders prior to the Transactions. The pro forma balance sheet of Centricus reflects this payment as a reduction to cash and cash equivalents of $301,515,700 (see Note 2(c)(iii)) with a corresponding decrease in non-current liabilities.

(j)	Reflects the $10,275,250 fair value of 8,625,000 public warrants issued as part of the 34,500,000 units at an offering price of $10.00 per unit, and 6,266,667 private placement warrants issued at $1.50 per warrant in connection with Centricus’ IPO. Subsequent to the Centricus IPO, a fair value gain of $10,275,250 is recognized in the Centricus pro forma statement of continued operations.

Note 3 — Loss per share

The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that Centricus IPO occurred as of October 1, 2019. In addition, as the Transactions is being reflected as if it had occurred at the beginning of the periods presented, and the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire periods presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed for the entire period. Please refer to the Basis of Pro Forma Presentation section for the calculation of basic and diluted weighted average shares outstanding of 110,073,430. The computation of diluted loss per share excludes the effect of warrants to purchase 14,891,640 shares, the potential issuance of the 10,000,000 Earnout Shares and the effect of unvested share-based compensation as the inclusion of any of these securities would be anti-dilutive.